Exhibit 10.2

TERMS OF 2022 RESTRICTED STOCK AWARD1

Participants:    All members of Delta’s Board of Directors (the “Board”) who are not employees of Delta (“Non-Employee Directors”), which includes the Chairman of the Board (the “Chairman”). These directors are:

Francis S. Blake (Chairman)	Michael P. Huerta
Ashton B. Carter	Jeanne P. Jackson
Greg Creed	George N. Mattson
David G. DeWalt	Sergio A. L. Rial
William H. Easter III	David S. Taylor
Leslie D. Hale	Kathy N. Waller

Type of Award:    Restricted Stock, as defined and granted under the Delta Air Lines, Inc. Performance Compensation Plan (the “Performance Compensation Plan”).

Grant Date:    June 16, 2022

Number of
Shares:    The number of shares of Restricted Stock granted to each Non-Employee Director other than the Chairman equals the result of the following formula: $190,000 divided by Y, where

Y = the closing price of Delta Common Stock, par value $0.0001 per share, on the New York Stock Exchange on the Grant Date.

The number of shares of Restricted Stock granted to the Chairman equals the result of the following formula: $320,000 divided by Y.

Partial Shares:    Any partial shares resulting from the above formula will be ignored and the aggregate shares of Restricted Stock for each Non-Employee Director will be rounded up to the nearest whole ten shares.
Vesting:    Each grant awarded to a Non-Employee Director under the terms of this Attachment A (a “2022 Grant”) will vest (the “Vesting Date”) on the earlier of (1) June 16, 2023 and (2) the date of Delta’s 2023 Annual Meeting of Stockholders, subject to such Non-Employee Director’s continued service as a member of the Board on the Vesting Date.

1 In accordance with these terms, each Non-Employee Director other than the Chairman of the Board received 6,430 shares of Restricted Stock on June 16, 2022. This is equal to $190,000 divided by $29.58 (the closing price of Delta Common Stock on the New York Stock Exchange (“NYSE”) on June 16, 2022), rounded up to the nearest whole ten shares. The Chairman of the Board received 10,820 shares of Restricted Stock on June 16, 2022. This is equal to $320,000 divided by $29.58 (the closing price of Delta Common Stock on the NYSE on June 16, 2022), rounded up to the nearest whole ten shares.

Accelerated
Vesting:        Notwithstanding the foregoing, accelerated vesting will occur prior to the Vesting Date as follows: individual 2022 Grants will immediately vest on the date such Non-Employee Director ceases to be a member of the Board due to death, Disability or Retirement. For purposes of the 2022 Grant, (1) “Disability” means the Non-Employee Director’s inability to perform his or her duties as a member of the Board for a period of 180 or more days as a result of a demonstrable injury or disease and (2) “Retirement” means retiring from the Board (i) at or after age 52 with at least ten years of service as a director; (ii) at or after age 68 with at least five years of service as a director; or (iii) at the Non-Employee Director’s mandatory retirement date.

Forfeiture:    Except as expressly set forth above, a Non-Employee Director will immediately forfeit any unvested Restricted Stock on the date such Non-Employee Director ceases to be a member of the Board for any reason, other than due to death, Disability or Retirement.

Dividends:    In the event a cash dividend is paid with respect to shares of Delta Common Stock at a time during which the 2022 Grant is unvested, the Non-Employee Director will be eligible to receive the dividend when the 2022 Grant vests.